Registration No. 333-237342

Filed Pursuant to Rule 433

Dated December 15, 2020

$FNGU year-to-date performance graph M icroSectors' FANG+TM Index 3X Leveraged ETN (FNGU) Year-to-Date Performance $280 $160 $80 $40 $20 Jan-20 Feb-20 Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20 Sep-20 Oct-20 Nov-20 Dec-20 MICROSECTORS Source: Bloomberg L.P. Data from 0110212020 to 12/1412020. The llificnaSectorsTu FANG-End Index X Leveraged ETN (FNGU) was launched on 01,22/2015. This leveraged exchange traded note attempts to deliver 3001:6 of the daily performance of the underlying index, before giving effect to the product's fees. Past historical data is not a guarantee of future performance. Historical data for the MicroSectorsTu FANO+Tu Index 3X Leveraged ETN is based on the closing Indicative Note Value for the applicable period. By clicking on the cashtag provided above, you may access information and opinions on Twitter that have been provided by individuals or entities other than BMG and its affiliates. The cashtag is provided solely for your convenience. We do not provide any representation or warranty as to the accuracy or any information or opinions provided by third parties. This ETN is intended to be a cloy trading tool for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. it is designed to achieve its stated investment objectives on a daily basis. The performance of this ETN over longer periods of time can differ Er,..:1:-ACant,V f.ronl penroml9nce of the underlying index during the same period of time. You should proceed ..-:0,:,SiCf61;f:C". in this ETN Bank of Montreal, the issuer of the ETN, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC for the ETN offering to which this communication relates. Before you invest, you should read those documents and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents free of charge by visiting the SEC's website at www.seagov. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by calling our agent toll-free at-1-571 .959-5412.